U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 6, 2019

urban-gro, Inc.

(Exact name of small business issuer as specified in its charter)

Colorado	000-52898	46-5158469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

1751 Panorama Point

Unit G

Lafayette, CO 80026

(Address of principal executive offices)

(720) 390-3880

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors: Appointment of Principal Officers;

Effective August 6, 2019, we terminated George R. Pullar from his position as our Chief Financial Officer, Secretary and Head of Corporate Development, without cause. There were no disagreements between Mr. Pullar and our Company on any matter regarding the operations, policies or practices of our Company.

In addition, also effective August 9, 2019, we retained Richard A. Akright as our interim Chief Financial Officer, to hold such position until December 31, 2019, his termination, resignation death or incapacity, whichever comes first, unless the term is extended by the mutual consent of both Mr. Akright and our management.

The following is the biographical information of Mr. Akright:

Richard (“Dick”) A. Akright, age 60, was appointed as our Interim Chief Financial Officer in August 2019. From August 2018 to the present, Mr. Akright has been a director with Akright Group International LLC, Aurora, CO, where he performs financial consulting services for small and mid-sized businesses. From May through July 2018 he was unemployed. From July 2013 through May 2018 he was Chief Financial Officer for LABS, Inc., Centennial, CO, a privately held company. Mr. Akright has more than 20 years of executive leadership and Board Director experience across a variety of industries and ownership structures. He has served as Chief Financial Officer of companies owned by private equity investors and in the top financial position of corporate divisions of publicly traded companies. He received a Bachelor of Business degree in Accounting from Western Illinois State University in 1980 and a Master of Science in Business Administration from Colorado State University in 1989. He intends to devote a majority of his business time to our affairs.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 12, 2019	URBAN-GRO, INC. (Registrant) By: s/ Bradley Nattrass Bradley Nattrass, Chief Executive Officer